Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-213140 on Form S-3 and Registration Statement No. 333-200419 on Form S-8 of our report dated March 3, 2017, relating to the consolidated financial statements of Neff Corporation appearing in this annual report on Form 10-K of Neff Corporation for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Certified Public Accountants

Miami, FL
March 3, 2017